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                                                                    EXHIBIT 12.1

                Computation of Ratio of Earnings to Fixed Charges

                                             FOR THE THREE
                                             MONTHS ENDED
                                               MARCH 31,                        FOR THE YEAR ENDED DECEMBER 31,
                                          ------------------------------------------------------------------------------------------
                                            2001      2000       2000        1999        1998        1997       1996       1995
                                          -------   -------    --------   ---------    --------    --------   --------   --------
                                                                                 (IN THOUSANDS)
Earnings .............................    $44,905   $24,075    $127,228   $ 104,241    $ 74,577    $139,249   $156,160   $162,786
Add:
   Income taxes ......................        876       420       4,648      (1,525)    (20,475)         --         --         --
   Fixed charges:
     Interest on Bank Facility .......        864     4,252      17,167       9,934       4,473       4,271      6,553      6,424
     Interest on Trust Preferred .....      1,847     1,859       7,582       8,288       8,540       6,998         --         --
     Other interest expense ..........         --        87         349         349         290         259        112         84
                                          ------------------------------------------------------------------------------------------
Earnings before income taxes and
   fixed charges .....................    $48,492   $30,693    $156,974   $ 121,287    $ 67,405    $150,777   $162,825   $169,294
                                          ==========================================================================================
Fixed charges:
   Interest expense (Bank Facility) ..        864     4,252      17,167       9,934       4,473       4,271      6,553      6,424
   Interest expense (Trust Preferred).      1,847     1,859       7,582       8,288       8,540       6,998         --         --
   Interest expense (Other) ..........         --        87         349         349         290         259        112         84
                                          ------------------------------------------------------------------------------------------
     Total interest ..................      2,711     6,198      25,098      18,571      13,303      11,528      6,665      6,508
   Preference share dividends ........         --        --          --          --          --          --         --      2,536
                                          ------------------------------------------------------------------------------------------
Total fixed charges ..................    $ 2,711     6,198    $ 25,098   $  18,571    $ 13,303    $ 11,528   $  6,665   $  9,044
                                          ==========================================================================================
Ratio of earnings to fixed charges ...      17.89      4.95        6.25        6.53        5.07       13.08      24.43      26.01
                                          ==========================================================================================
Ratio of earnings to combined fixed
   charges and preference share
   dividends .........................      17.89      4.95        6.25        6.53        5.07       13.08      24.43      18.72
                                          ==========================================================================================
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